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Warburg Pincus Institutional Fund, Inc.- International
         Equity Portfolio

                  1 Year Annualized Total Return Without Waivers:

                                    ((11,030/10,000)1/1* -1) = 10.30%

                  Annualized Total Return from inception Without Waivers:

                                    ((17,774/10,000)1/4.16986** -1) = 14.79%



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* - As used here, 1/1 is an exponent.
** - As used here, 1/4.16986 is an exponent.